Exhibit 10.23
NMI Holdings, Inc.
Amended and Restated Change in Control Severance Benefit Plan

I.PURPOSE
NMI Holdings, Inc. (the “Company”) has established this Amended and Restated Change in Control Severance Benefit Plan (this “Plan”) in order to assure the Company that it will have the continued dedication of specified executives and employees and eliminate the distractions of personal uncertainties associated with potential transactions that the Company may undertake in the future by providing for certain benefits and payments to those executives who experience qualifying terminations of employment in connection with such transactions, as described herein.
II.PLAN TERM
This Plan was originally effective as of February 16, 2017, and is amended and restated effective as of November 2, 2025 (the “Effective Date”), and it will remain in effect unless it is amended or terminated sooner by the Company. If a Change in Control occurs, this Plan shall continue in full force and effect until all obligations under this Plan have been satisfied.
III.AMENDMENT; TERMINATION
IV.Prior to the occurrence of a Change in Control, this Plan may be amended or terminated by the Committee; provided, however, that during the 12 months prior to a Change in Control, the Committee may not amend this Plan in any manner that adversely affects the rights or benefits of any Participant without such Participant’s consent. Following the occurrence of a Change in Control, this Plan may not be amended or terminated in any respect that adversely affects the rights or benefits (or potential rights or potential benefits) of any Participant and may not be terminated until all obligations under this Plan have been satisfied.
V.ADMINISTRATION
1.This Plan shall be administered by the Committee, which shall have full and exclusive power to interpret this Plan and to adopt rules, regulations and guidelines to carry out this Plan as it deems necessary or appropriate. Any Committee decision in interpreting and administering this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. Notwithstanding anything in this Plan to the contrary, following a Change in Control, a Participant shall have the right to challenge any determination by the Committee regarding such Participant’s rights under this Plan in a court or tribunal of competent jurisdiction and the Committee’s determination shall be subject to de novo review. Such de novo standard shall apply notwithstanding the grant of full discretion hereunder to the Committee or any person or characterization of any decision by the Committee or by such person as final, binding or conclusive on any party.

VI.ELIGIBILITY
From time to time, the Committee may, in its sole discretion, designate in writing the names of the employees who shall be eligible for benefits under this Plan. Promptly following the date on which the Committee designates the employees who shall be Participants in this Plan, the Committee shall deliver each Participant a written notice of participation which specifies the Participant’s applicable Severance Multiple and COBRA Period. The Committee may designate Participants at any time. The Committee may revoke employees as Participants if, and only if, such Committee action occurs at least 12 months prior to a Change in Control.
VII.SEVERANCE BENEFITS
Upon a Qualifying Termination that occurs within 24 months following a Change in Control, each Participant shall be entitled to receive the following benefits:
1.A lump sum cash payment in an amount equal to (a) the Severance Multiple multiplied by (b) the sum of (i) the Participant’s annual base salary in effect as of the date of termination and (ii) the Participant’s target annual bonus for the year in which the date of termination occurs (the “Severance Amount”), which, subject to Section VII, shall be paid within 60 days following the Participant’s date of termination. For purposes of determining the Severance Amount, the amount of the Participant’s annual base salary and target annual bonus will be determined without regard to any reduction if such reduction is the reason for the Participant’s termination of employment under this Plan under clause (a) or (b) of the definition of Good Reason.
2.A lump sum cash payment in an amount equal to the cost of (a) the monthly premiums for medical coverage for the Participant and his or her eligible dependents pursuant to Section 4980B(f) of the Code (or any successor provision thereof) in effect as of the date of termination, less the active employee rate for such coverage, multiplied by (b) the number of months in the COBRA Period, which amount, subject to Section VII, shall be paid within 60 days following the Participant’s date of termination (the “COBRA Amount”). For the avoidance of doubt, the COBRA Period will be set to align with the Severance Multiple, but stated on a monthly basis (e.g., a 2.0 multiple would be 24 months, while a 1.5 multiple would be 18 months).
3.A lump sum cash payment in an amount equal to (a) the greater of (x) Participant’s target annual bonus for the year in which the date of termination occurs or (y) the amount being accrued on the books and records of the Company in respect of the Participant’s annual bonus for the year in which the date of termination occurs (annualized for the full year), multiplied by (b) a fraction, the numerator of which is the number of days that have elapsed through and including the date of termination during the fiscal year of the Company in which the date of termination occurs, and the denominator of which is the total number of days in such fiscal year, which amount, subject to Section VII, shall be paid within 60 days following the Participant’s date of termination. The amount of the Participant’s target annual bonus will be determined without regard to any reduction if such reduction is the reason for the Participant’s termination of employment under this Plan under clause (b) of the definition of Good Reason (the “Prorated Bonus”).

4.A lump sum cash payment consisting of the Participant’s earned but unpaid annual base salary through the date of his or her termination of employment and any accrued vacation pay or other paid time off to the extent required by any policy in effect prior to the Change in Control, or otherwise payable under applicable law, which shall be paid within 30 days following the date of the Participant’s termination of employment.
5.Any annual incentive payment for any prior award period that has ended but has not yet been paid to the Participant as of his or her date of termination, which shall be paid no later than the 15th day of the third month following the last day of the fiscal year with respect to which such incentive payment is attributed (other than any portion of such annual incentive payment that was previously deferred, which shall be paid in accordance with the applicable deferral arrangement and any election thereunder).
6.To the extent not paid or provided prior to the Participant’s date of termination, any other amounts or benefits required to be paid or provided, or which the Participant is eligible to receive under any plan, program, policy, practice, contract or agreement of the Company or its affiliates through the date of termination, including unreimbursed expenses due and owing to the Participant under the Company’s expense reimbursement policy as of the date of termination.
Upon a Qualifying Termination that occurs during the six-month period immediately preceding the date on which a Change in Control occurs but after the date a definitive transaction agreement is executed that contemplates such a Change in Control, and if it is reasonably demonstrated by the Participant that such termination of employment was initiated by the acquiror or merger partner in connection with the Change in Control, then, for purposes of this Plan, the Participant’s employment shall be deemed to have terminated immediately following the closing of the Change in Control, and the amount paid to the Participant under this Plan shall be reduced by the amount of any severance benefits paid to the Participant in connection with such termination of employment or that the Participant is entitled to receive in connection with such termination of employment pursuant to any other severance plan, policy or Individual Agreement.
Participants who voluntarily terminate employment without Good Reason or terminate employment due to death or Disability or are terminated by the Company for Cause will not be eligible for benefits under this Plan.
Participants shall have no obligation to mitigate the severance obligations under this Plan and compensation from a subsequent employer will not reduce benefits under this Plan. The Company’s obligation to make the payments provided under Section VI and otherwise to perform its obligations under this Plan shall not be affected by any set off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Participant or others. If a Participant’s employment is terminated because of a mass layoff or other event to which the Worker Adjustment and Retraining Notification Act of 1988 or similar state law (collectively, “WARN”) applies, then the amount of the payments and benefits under Section VI to which the Participant is entitled shall not be reduced by the amount of any pay provided to the Participant in lieu of the notice required by WARN.

All payments and benefits under this Plan shall be less any required tax withholdings.
VIII.RELEASE REQUIREMENT
IX.A Participant shall not be entitled to the Severance Amount, the COBRA Amount or the Prorated Bonus unless the Participant executes a Separation Agreement and Release of All Claims substantially in the form attached hereto as Annex A (the “Separation Agreement”) within 30 days (or 45 days, if applicable law requires the Participant be entitled to consider the Separation Agreement for a longer period), and the Separation Agreement becomes effective in accordance with its terms prior to the 60th day following the Participant’s date of termination.
X.SEVERANCE BENEFITS REQUIRED BY OTHER AGREEMENT
If a Participant is entitled to severance benefits under this Plan and one or more other severance plans or agreements or an Individual Agreement, such Participant shall only receive the severance benefits under this Plan (subject to receipt of a signed (and unrevoked) Separation Agreement). For clarity, this Section VIII shall not limit a Participant’s entitlement to equity award vesting or other compensation or benefits of a type not addressed in this Plan in connection with a termination of employment. Further, a Participant’s resignation under this Plan with or without Good Reason shall in no way affect the Participant’s ability to terminate employment by reason of “retirement” under any compensation and benefits plans, programs or arrangements of the Company or any of its affiliates or to be eligible to receive benefits under any compensation or benefit plans, programs or arrangements of the Company or any of its affiliates, and any termination that otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan.
XI.LIMITATION ON CERTAIN PAYMENTS
Anything in this Plan to the contrary notwithstanding, if the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject the Participant to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Plan (the “Agreement Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below). The Agreement Payments shall be so reduced only if the Accounting Firm determines that the Participant would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced. If the Accounting Firm determines that the Participant would not have a greater Net After-Tax Receipt of aggregate Payments if the Agreement Payments were so reduced, the Participant shall receive all Agreement Payments to which the Participant is entitled hereunder.
If the Accounting Firm determines that aggregate Agreement Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof.

As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Participant pursuant to this Plan which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Participant pursuant to this Plan could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Safe Harbor Amount hereunder. If the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Participant which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, the Participant shall pay promptly (and in no event later than 60 days following the date on which the Overpayment is determined) pay promptly any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that no amount shall be payable by the Participant to the Company if and to the extent such payment would not either reduce the amount on which the Participant is subject to tax under Sections 1 and 4999 of the Code or generate a refund of such taxes. If the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than 60 days following the date on which the Underpayment is determined) by the Company to or for the benefit of the Participant together with interest at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.
To the extent requested by the Participant, the Company shall cooperate with the Participant in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Participant (including, without limitation, the Participant’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant) before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of Treasury Regulation Section 1.280G-1 under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of Treasury Regulation Section 1.280G-1 under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of Treasury Regulation Section 1.280G-1 under Section 280G of the Code in accordance with Q&A-5(a) of Treasury Regulation Section 1.280G-1 under Section 280G of the Code.
All determinations made by the Accounting Firm under this Section shall be binding upon the Company and the Participant and shall be made as soon as reasonably practicable and in no event later than 15 days following the date of the Participant’s termination. All fees and expenses of the Accounting Firm shall be borne solely by the Company.
The following terms shall have the following meanings for purposes of this Section.
1.“Accounting Firm” means a nationally recognized certified public accounting firm that is selected by the Company prior to a Change in Control for purposes of making the applicable determinations hereunder, which firm shall not, without the

Participant’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change in Control.
2.“Net After-Tax Receipt” means the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Participant with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Participant’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to the Participant in the relevant tax year(s).
3.“Parachute Value” of a Payment means the present value as of the date of the Change in Control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.
4.“Payment” means any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Participant, whether paid or payable pursuant to this Plan or otherwise.
5.“Safe Harbor Amount” means (x) 3.0 times the Participant’s “base amount,” within the meaning of Section 280G(b)(3) of the Code, minus (y) $1.00.
XII.SECTION 409A
1.It is intended that payments and benefits made or provided under this Plan shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Plan shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code. All payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on a Participant pursuant to Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment under this Plan, including, without limitation, through the timing of the delivery of the Separation Agreement, such that, for the avoidance of doubt, any payment that may be paid in more than one taxable year, depending on the date of delivery of the Release by a Participant, shall be paid in the later taxable year.

2.Notwithstanding anything to the contrary in this Plan, all reimbursements and in-kind benefits provided under this Plan that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during a Participant’s lifetime (or during a shorter period of time specified in this Plan); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
3.Notwithstanding any other provision of this Plan to the contrary, if a Participant is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Participant’s date of termination), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to such Participant under this Plan during the six-month period immediately following such Participant’s separation from service (as determined in accordance with Section 409A of the Code) on account of such Participant’s separation from service shall be accumulated and paid to such Participant on the first business day of the seventh month following the Participant’s separation from service (the “Delayed Payment Date”), to the extent necessary to avoid penalty taxes or accelerated taxation pursuant to Section 409A of the Code. If such Participant dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of the Participant’s estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of such Participant’s death.
XIII.OTHER TERMS AND CONDITIONS
Unless otherwise specified in this Plan, all benefits of employment terminate as of the Participant’s date of termination.
This Plan does not constitute a contract of employment or impose on the Company any obligation to retain Participants. Nothing in this Plan will be deemed to modify or affect in any way any Participant’s at-will status.
This Plan will bind any successor of the Company, its assets, or its businesses (whether direct or indirect, by purchase, merger, consolidation, or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and to honor this Plan in the same manner and to the same extent that the Company would be required to honor it if no such succession had taken place, unless such successor succeeds to this Plan by operation of law. The term “Company,” as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.
In the event of any conflict between this document and any other document, instrument, or communication describing the policies or procedures with respect to benefits for employees eligible to participate in this Plan, the terms of this document will control.
The benefits under this Plan are provided entirely from the Company’s general assets. No portion of this Plan is funded.
If any provision of this Plan is held to be in conflict with or in violation of any federal, state or local statute, rule or decision, all other provisions of this Plan shall continue in full force and effect. Notwithstanding anything else contained herein, the Company shall not be required to make any payment or take any other action prohibited by law, including, but not limited to, any regulation, directive, or order of federal or state regulatory authorities. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The captions of this Plan are not part of the provisions hereof and shall have no force or effect. Neither a Participant’s nor the Company’s failure to insist upon strict compliance with any provision of this Plan, or the failure to assert any right a Participant or the Company may have hereunder, shall be deemed to be a waiver of such provision or right or any other provision or right of this Plan.
Following a Change in Control, the Company agrees to pay as incurred, within 10 days following the Company’s receipt of an invoice from the Participant and to the fullest extent permitted by law, all legal fees and expenses that the Participant may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Participant or others of the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof, whether such contest is between the Company and the Participant or between either of them and any third party (including as a result of any contest by the Participant about the amount of any payment pursuant to this Plan), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code determined as of the date such legal fees and expenses were incurred.
This Plan shall be governed by the laws of the State of California.
This Plan does not require an ongoing administrative scheme and, therefore, is intended to be a payroll practice which is not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). However, if it is determined that this Plan is subject to ERISA, (a) it shall be considered to be an unfunded plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees (a “top-hat plan”), and (b) it shall be administered in a manner which complies with the provisions of ERISA that are applicable to top-hat plans.

XIV.CERTAIN DEFINITIONS
“Cause” means (a) “Cause” as defined in the Participant’s Individual Agreement or (b) if the Participant is not subject to an Individual Agreement or it does not define Cause: (i) conviction of, or plea of guilty or nolo contendere by, the Participant for committing a felony under federal law or the law of the state in which such action occurred, in effect after exhaustion of all rights of appeal, that is materially and demonstrably injurious to the Company; (ii) willful, continued and deliberate failure on the part of the Participant to perform his or her employment duties in any material respect for 10 days (or such longer period as the Company may determine to be appropriate) after a written demand for substantial performance is delivered to the Participant by the Company that specifically identifies the manner in which the Participant has not substantially performed his or her employment duties; (iii) dishonesty in the course of fulfilling the Participant’s employment duties that is materially and demonstrably injurious to the Company; or (iv) a material violation of the Company’s ethics and compliance program; provided, however, that, for purposes of this definition of “Cause,” no act, or failure to act, on the part of the Participant will be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the board of directors of the Company (the “Board”), or if the Company is not the ultimate parent entity of the Company and is not publicly traded, the board of directors (or, for a non-corporate entity, equivalent governing body) of the ultimate parent of the Company (the “Applicable Board”) or upon the instructions of an officer to whom the Participant reports or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company and its Affiliates. The cessation of employment of the Participant shall not be deemed to be for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Applicable Board (excluding the Participant if the Participant is a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel for the Participant, to be heard before the Applicable Board), finding that, in the good-faith opinion of the Applicable Board, the Participant is guilty of the conduct described in subparagraph (i) through (iv) above, and specifying the particulars thereof in detail. Following a Change in Control, any determination by the Committee as to whether Cause exists shall be subject to de novo review.

“Change in Control” means the occurrence of any of the following events:
(a)An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common

Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (D) any acquisition by any entity pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this definition; or

(b)A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that, for purposes of this definition, any individual who becomes a member of the Board subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be considered as a member of the Incumbent Board; or

(c)The consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries or sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent securities), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent body or committee) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
Notwithstanding the foregoing, solely for the purpose of determining the timing of payment or distribution of any compensation or benefit that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code (and not the right to vest in or be entitled to receive any such payment or benefit) that may only be made or changed (including a change in the form of payment) upon an event described in Section 409A(a)(2)(A)(v) of the Code and the regulations thereunder, such payment shall only be made or timing or form changed if the Change in Control constitutes a “change in ownership” of the Company, a “change in effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, in each case, as defined under Section 409A of the Code.
“COBRA Period” means the period of months following the Participant’s termination of employment set forth in the written notice of participation provided to the Participant by the Company.

The “Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board, or any other committee designated by the Board to administer this Plan.

“Disability” means (a) “Disability” as defined in the Participant’s Individual Agreement or (b) if the Participant is not subject to an Individual Agreement or it does not define disability, a condition entitling the Participant to receive benefits under a long-term disability plan of the Company or an affiliate or, in the absence of such a plan, the complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which the Participant was employed or served when such disability commenced or, as determined by the Committee, based upon medical evidence acceptable to it.

“Good Reason” means (a) “Good Reason” as defined in the Participant’s Individual Agreement or (b) if the Participant is not subject to an Individual Agreement or it does not define Good Reason: (i) a 10% (or greater) reduction in the Participant’s base salary, (ii) a 10% (or greater) reduction in the Participant’s target annual incentive opportunity or target long-term incentive opportunity, (iii) a material diminution in the Participant’s title or position or a material diminution in the Participant’s duties, authorities or responsibilities, or the assignment to the Participant of any duties or responsibilities (including reporting responsibilities) materially inconsistent with the Participant’s position, (iv) any relocation of the Participant’s principal place of business at the requirement of the Company (excluding any remote work arrangement) to a location more than 30 miles from the Participant’s principal place of business prior to such relocation (to the extent the Participant is required regularly to work at such principal place of business and is not permitted to work on a remote basis to perform a substantial portion of his or her duties), provided that, if the Participant is permitted to work on a remote basis to perform a substantial portion of his or her duties as of immediately prior to the Change in Control, a change in such arrangement shall constitute Good Reason, or (v) a material breach by the Company or its affiliates of this Plan or any agreement between the Company or its affiliates and the Participant. In order to invoke a termination for Good Reason, the Participant shall provide written notice to the Company of the existence of one or more of the conditions described in the foregoing clauses (i) through (v) within 60 days following the Participant’s knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition if such condition is reasonably subject to cure. If the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Participant’s “separation from service” (within the meaning of Section 409A of the Code) must occur, if at all, within 60 days following such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason.

“Individual Agreement” means an employment, consulting or similar agreement or arrangement between a Participant and the Company or one of its subsidiaries or affiliates.

“Participant” means any executive, employee or consultant of the Company that the Committee has designated in writing as eligible to receive benefits under this Plan in accordance with Section V.

“Qualifying Termination” means a termination of the Participant’s employment by the Company without Cause or a resignation by the Participant with Good Reason.

“Severance Multiple” means the multiple set forth in the written notice of participation provided to the Participant by the Company.

Annex A
Separation Agreement